                                  Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
          (Amounts in thousands and dollars, except ratio information)


                                                                         Three Months Ended
                                                                               May 31,
                                                                       -------------------------
                                                                         1996             1995
                                                                       --------         --------
 1.       Earnings

          Pre-tax income                                               (4,998)           (3,016)

          Interest expense(1)                                           3,752             2,947
                                                                       ------            ------
                                                                       (1,246)              (69)
                                                                       ======            ======
 2.       Fixed Charges

          Interest expense(1)                                           3,752             2,947
                                                                       ======            ======

 3.       Ratio (1 divided by 2)                                        N/A(A)            N/A(A)
                                                                       ======            ======




(A) Earnings are inadequate to cover fixed charges. The amount of the deficiency is $4,998, and $3,016 for the three months ended March 31, 1996 and 1995, respectively.




________________________

(1)     Consists of interest on debt and imputed interest on capital leases.




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